                                                                   EXHIBIT 10.32

                               LICENSE AGREEMENT
                               -----------------

     This License Agreement (hereinafter referred to as "Agreement") is effective as of July 1, 1996, by and between DIVE N' SURF, INC., a California corporation having offices at 530 Sixth Street, Hermosa Beach, California 90254 (hereinafter referred to as "DNS") and YES Clothing Co. (hereinafter referred to as "LICENSEE"), located at 1380 West Washington Boulevard, Los Angeles, CA 90007.

     WHEREAS, DNS has used for many years the trademarks BODY GLOVE and the HAND DESIGN and has developed certain intellectual property rights in connection therewith, which marks are the subject of U.S. and foreign registrations;

     WHEREAS, LICENSEE desires to secure the right and license to use said trademarks and intellectual property rights in connection with the design, manufacture, advertisement, promotion, distribution and sale of certain Licensed Products as defined hereinafter;

     WHEREAS, DNS is willing to grant LICENSEE such license, upon the terms and conditions set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1.   Definitions
     -----------

     The following terms shall have the meanings set forth below:

     a. "Marks" shall mean the BODY GLOVE and the HAND DESIGN trademarks, whether alone or in combination, and any other trademarks (if any) as set forth in Schedule A attached hereto and incorporated herein by this reference; provided, however, that the appearance and/or style of the Marks may vary from time to time as specified by DNS.

     b. "Property" shall mean the intellectual property rights which DNS deems to be desirable or necessary for LICENSEE to enjoy the fruits of the license granted herein. Such property shall include, but not be limited to, certain product styles, designs, samples, patterns, colors, materials, fabrics, titles, trademarks, names, logos, symbols, copyrights, art work, inventions, trade secrets (patentable or unpatentable), patents and pending patent applications.

     c. "Territory" shall mean solely the geographic area specifically set forth and described in Schedule B, attached hereto and incorporated herein by this reference.

     d. "Licensed Products" shall mean solely the products specified in Schedule C, attached hereto and incorporated herein by this reference.

     e. "Licensed Rights" shall mean solely the combination of the Marks and Property.

     f. "Net Sales" shall mean the total of gross dollar amounts invoiced or charged to others by LICENSEE for all Licensed Products sold, distributed, or transferred under the Licensed Rights, reduced by the amount of any bona fide
                                                                    ---- ----
trade quantity discounts and actual returns plus any co-op or advertising discounts given to customers not to exceed three percent (3%) of gross sales, only, no deduction shall be made for uncollectible accounts. No costs incurred in the manufacture, sale, distribution, advertisement or promotion of the Licensed Products or in the payment by LICENSEE of any local, State or Federal taxes of any nature whatsoever shall be deducted from the gross sales amounts or from any royalty payable to DNS by LICENSEE. Any sales or transfers of Licensed Products made by LICENSEE to any person or entity that does not deal at arm's length with LICENSEE shall be computed, for the purpose of determining Net Sales, at an amount equal to the price at which LICENSEE would have invoiced or charged purchasers which deal at arm's length with LICENSEE.

     g. "Show Date" shall mean the date by which LICENSEE agrees to have samples of the Licensed Products ready to show to DNS, which date, for purposes of this Agreement, is set forth in Schedule D attached hereto and incorporated herein by this reference.

     h. "Marketing Date" shall mean the date by which LICENSEE agrees to actually start taking orders from customers for all items defined as Licensed Products, which date, for purposes of this Agreement, is set forth in Schedule E attached hereto and incorporated herein by this reference.

     i. "Shipping Date" shall mean the date by which LICENSEE agrees to begin shipping Licensed Products, which date, for purposes of this Agreement, is set forth in Schedule F attached hereto and incorporated herein by this reference.

     j. "Contract Year" shall mean a twelve (12) month period beginning on the Shipping Date and each anniversary thereof. Said Contract Year shall define the periods in which LICENSEE shall be obligated to pay to DNS royalties, other payments, and minimum royalties, as defined herein.

2.   Rights Granted
     --------------

     a. DNS hereby grants to LICENSEE, and LICENSEE accepts, upon the terms and conditions set forth herein, a limited exclusive, non-transferable right and license to use the Licensed Rights solely on or in connection with the design, manufacture, advertisement, promotion, distribution and sale of Licensed Products solely within the Territory.

     b. The parties acknowledge and agree that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement. The parties further acknowledge and agree that State and Federal franchise laws do not and will not apply to this Agreement or to the relationship between LICENSEE and DNS and the respective rights and obligations hereunder since the parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of State or Federal franchise laws.

     c. LICENSEE shall not have the right to sublicense without DNS's prior written consent.

     d. LICENSEE shall not have the right to use the Licensed Rights in any manner that conflicts with the rights of any third party. If the use of the Licensed Rights on any or all of the Licensed Products infringes the rights of any third party or weakens or impairs DNS's interest in the Licensed Rights, then LICENSEE agrees to immediately terminate or modify such use in accordance with DNS's instructions. However, the parties agree to arbitrate any determination made pursuant to this paragraph.

     e. LICENSEE shall not sell or cause to be sold, directly or indirectly, any Licensed Products to any party which LICENSEE knows, or has reason to know, is likely to resell or distribute such Licensed Products outside of the Territory.

3.   Transfer and Ownership of Property
     ----------------------------------

     LICENSEE acknowledges that DNS has expended considerable sums in establishing a worldwide reputation for the products sold under the Licensed Rights and for creating a certain unique style or look. Accordingly, LICENSEE agrees that, during the term of this Agreement, it shall not use the Property in connection with the sale of any products other than the Licensed Products and that the Property will be used solely in association with the Marks. Following termination of this Agreement, LICENSEE agrees that it shall terminate any and all use of the Property and deliver that property to DNS.

4.   Quality Standards and Inspection
     --------------------------------

     a. The parties acknowledge and agree that great value is placed on the Licensed Rights and the goodwill associated therewith, that the consuming public and the industry now associate the Licensed Rights with products of consistently high quality, and that the terms and conditions of this Agreement are necessary and reasonable to assure the consuming public and the industry that all Licensed Products sold hereunder are of the same consistently high quality as products sold by others who are or may hereafter be licensed to sell any products under the Licensed Rights.

     b. As early as possible, and in any event prior to each season, LICENSEE shall furnish to DNS, at no expense to DNS, one (1) pre-production sample of each Licensed Product that LICENSEE intends to manufacture under the Licensed
Rights.   Additionally, at the same time LICENSEE shall provide Beach Brokers an identical pre-production sample line. DNS shall have the right to exercise quality control and line content over the Licensed Products manufactured and sold by LICENSEE under the Licensed Rights by making any changes or corrections in said samples as may be required prior to production, in DNS's sole determination, to maintain the high quality standard prescribed by DNS.

     c. LICENSEE shall make no material changes in any sample after it has been approved without resubmitting the sample for approval.

     d. LICENSEE agrees to exercise its best efforts to cooperate with DNS at all times in the coordination of Licensed Products so that they are consistent with the style, image, and quality of other products sold under the Licensed Rights.

     e. DNS and its representatives may, at all reasonable business hours and without prior notice to LICENSEE, inspect the operations and facilities of LICENSEE with respect to this Agreement, except any facilities that are restricted to Licensees employees only.

     f. Substandard merchandise shall be defined as second or third quality merchandise, not meeting the first quality standards of DNS. LICENSEE agrees to limit the sales of substandard merchandise to not greater than five percent (5%) of sales per year, and LICENSEE further agrees to destroy all excess substandard merchandise.

     g. In order to protect and foster the value and reputation of the Licensed Rights, LICENSEE agrees to sell Licensed Products only to better stores, such as sporting goods stores, department stores, specialty stores, etc., as determined by DNS in its sole discretion. Any sales to other distribution levels including warehouse clubs must be approved by DNS in writing before any orders are solicited. Any violation of this paragraph constitutes a material breach of this Agreement.

     h. LICENSEE agrees to comply with all applicable local, State and Federal labeling laws, and at all times to conduct its activities under this Agreement in a lawful manner.

5.   Duration
     --------

     (a) This Agreement shall commence on the effective date set forth above and in Schedule G attached hereto and incorporated herein by this reference, and shall continue in effect for the number of Contract Years set forth in Schedule
G. This Agreement shall terminate upon the termination date set forth in Schedule G, unless terminated sooner in accordance with the terms and conditions set forth herein.

     (b) If LICENSEE wishes to exercise its option as set forth in Schedule G, LICENSEE must notify DNS of such intent in writing no less than one (1) year prior to the expiration of the first term of this Agreement.

6.   Deposit, Royalties, Advertising, and Trade Show Fees
     ----------------------------------------------------

     a. Upon execution of this Agreement, LICENSEE agrees to pay to DNS a deposit, which sum is set forth in Schedule H attached hereto and incorporated herein by this reference. The deposit shall be held as security for LICENSEE's faithful performance of the provisions of this Agreement. If LICENSEE fails to pay royalties or other charges due hereunder, or otherwise defaults with respect to any provision of this Agreement, DNS may use the deposit, or any portion of it, to reimburse DNS for any amounts so owing and for all costs sustained by DNS resulting from LICENSEE's default including, but not limited to, attorneys' fees and costs. LICENSEE shall immediately on demand pay to DNS the sum equal to that portion of the deposit expended or applied by DNS as provided in this paragraph so as to maintain the deposit in the sum initially deposited with DNS. DNS shall not be required to keep the deposit separate from its general account nor shall DNS be required to pay LICENSEE any interest on the deposit. The deposit, or that portion thereof which has not been previously applied by DNS, shall be returned to LICENSEE within thirty (30) days after the expiration of the term of this Agreement, except as otherwise provided in Paragraph 20.f. below. The application or use of the deposit by DNS as provided in this Paragraph 6 shall not act as a waiver of DNS's right to terminate this Agreement or to exercise any other rights or remedies provided in this Agreement or otherwise permissible under law.

     b. LICENSEE further agrees to pay to DNS during the term of this Agreement, a "Combined Payment" as set forth on Schedule H equal to the sum of:

          (i)    royalties;

          (ii) advertising fees, for use by DNS, in its sole discretion, for expenditures relating to advertising, public relations, and institutional brand name promotion;

          (iii) trade show fees, for use by DNS, in its sole discretion, for trade show and related administrative costs and expenses, both direct and indirect; and

     c. The Combined Payment shall be computed by applying the sum of the percentage rates set forth on Exhibit H ("Combined Rate") to the Net Sales and shall be paid in accordance with Paragraphs 7 and 8 below.

7.   Minimum Shipments and Monthly Payments
     --------------------------------------

     a. In order to induce DNS to enter into this Agreement, as well as to demonstrate its good faith, satisfy the demand for Licensed Products in the Territory, and to further enhance the image and reputation of the Licensed Rights among consumers, LICENSEE agrees to meet the minimum levels of performance defined below and set forth in Schedule H.

     b. During each Contract Year, LICENSEE agrees to ship not less than the minimum dollar volume of Net Sales of Licensed Products ("Minimum Shipments"). In addition, LICENSEE agrees to pay, on a Contract Year basis, a "Minimum Annual Combined Payment" which shall be calculated by multiplying the Combined Rate percentage times the dollar volume of Annual Minimum Shipments. Notwithstanding the payment by LICENSEE of the Minimum Annual Combined Payment, if LICENSEE does not meet the Annual Minimum Shipments requirement in any Contract Year, DNS shall have the right to terminate this Agreement.

     c. In order to ensure that the Minimum Annual Combined Payment is met during each Contract Year, LICENSEE shall pay to DNS each month a "Minimum Monthly Payment" in the amount of one twelfth (1/12) of the Minimum Annual Combined Payment. Where the actual Combined Payment for a particular month is less than the Minimum Monthly Payment, LICENSEE shall pay to DNS the Minimum Monthly Payment. Where the actual Combined Payment for a particular month exceeds the Minimum Monthly Payment, the actual Combined Payment shall be paid to DNS, and the excess of the actual Combined Payment over the Minimum Monthly Payment shall be credited toward the Minimum Monthly Payment for any subsequent months in that Contract Year. Such excess shall not be credited toward the Minimum Monthly Payment in any subsequent Contract Years.

8.   Payment
     -------

     a. The Combined Payment shall be based upon Net Sales of Licensed Products in each month during each Contract Year. Either the Combined Payment or the Minimum Monthly Payment shall be due and payable to DNS by LICENSEE by the twentieth (20th) day of the following month.

     b. At the time of each such payment, LICENSEE shall provide to DNS a written statement illustrating the calculation of the Combined Payment. The statement shall be certified, under penalty of perjury by an officer of LICENSEE, to be correct and shall set forth a detailed accounting of the aggregate number and Net Sales of all Licensed Products. All royalty reports shall be submitted by LICENSEE to DNS on the Dive N' Surf Inc. Royalty Computation Form, a copy of which is attached hereto as Exhibit A.

     c. All payments required under this Agreement shall be in U.S. dollars and made payable to the order of "Dive N' Surf Incorporated."

     d. Acceptance by DNS of any payments under this Agreement shall not prevent DNS at any later date from disputing the amount owed or from demanding more information from LICENSEE regarding payments finally due, and such acceptance of any payment by DNS shall not constitute a waiver of any breach of any term or provision of this Agreement by LICENSEE if any such breach shall have occurred.

     e. Time is of the essence with respect to the payments due to DNS by LICENSEE hereunder. LICENSEE acknowledges and agrees that any manner of payment other than that stated herein, including without limitation, payment into any escrow account or to any other third party, shall constitute a material breach of this Agreement.

9.   Books and Records
     -----------------

     a. LICENSEE shall keep complete and accurate records of all Licensed Products manufactured, distributed and sold under the Licensed Rights and of LICENSEE's activities and of all transactions relating to LICENSEE's activities under this Agreement, and shall make the same readily available to DNS, and its agents or representatives, at such reasonable times as DNS may from time to time request for inspection, copying and extracting.

     b. Such books of account and records shall be kept in accordance with generally accepted accounting principles, consistently applied, and shall be retained by LICENSEE and kept available for at least three (3) years after the termination of each year of this Agreement for possible inspection, copying, extracting and/or audit by DNS. All financial information obtained by DNS regarding LICENSEE shall be kept confidential except in the event that such information is necessary to resolve a bona fide dispute between the parties.

     c. DNS or its duly authorized agents or representatives shall have the right to conduct audits with respect to the books, records, and all other documents and material in the possession or custody, or under the control of LICENSEE relating to this Agreement, the cost of which shall be borne by the party conducting the audit. If any such audit, however, discloses that payments due to DNS under this Agreement exceed the amount of payments actually made to DNS by an amount greater than ten percent (10%) of the payments made, LICENSEE shall immediately pay the cost of the audit, plus unpaid royalties plus interest calculated from the date such payment(s) were actually due until the date when such payment is, in fact, actually made, plus any applicable late penalties.

     d. No later than ninety (90) days after the close of LICENSEE's fiscal year, LICENSEE shall provide DNS with its annual financial statements, audited or unaudited, prepared by an independent certified accountant of LICENSEE's choice, which statements shall include an income statement and a balance sheet of LICENSEE prepared in accordance with generally accepted accounting principles, consistently applied. If unaudited, a senior officer of LICENSEE shall certify under penalty of perjury that the financial statements are true and correct, and have been prepared in accordance with generally accepted accounting principles, consistently applied.

10.  Advertising and Promotion
     -------------------------

     a. LICENSEE shall submit to DNS for approval all copy, scripts, comps, actuals, proofs, press releases, interviews, magazine and newspaper articles and other advertising materials prior to the placement of such advertising
materials.   Such approval shall not be unreasonably withheld and if DNS fails to reject the submission within five (5) business days of receipt by DNS, it shall be deemed "approved." Expenditures for any advertising materials which are not so submitted and approved in advance of placement shall not be credited against the mandatory advertising allowance which is provided for in paragraph 10.a. DNS shall only approve for such credit bona fide trade and consumer advertising in either print, radio, television or other media. DNS shall not approve for such credit model's fees, public relations charges, tradeshows, memberships, sponsorships or meetings.

     b. LICENSEE agrees that it shall not knowingly or intentionally engage, participate or otherwise become involved in any activity or course of action that, in DNS's opinion, diminishes and/or tarnishes the image and/or reputation of the Licensed Rights. In order to maintain the image and reputation of the Licensed Rights, LICENSEE further agrees to abide by the policies and procedures established by DNS from time to time, regarding, without limitation, trademark usage, trademark notices, advertising, promotion activities and media relations. DNS agrees not to unreasonably alter such policies and procedures during the term of this Contract.

     c. LICENSEE acknowledges that it is important to maintain within the relevant industry a consistent and uniform image among all licensees of the Licensed Rights. Accordingly, LICENSEE agrees to participate, in good faith, in trade shows to the extent and in the manner that DNS shall reasonably direct.

     d. DNS reserves the right to approve or disapprove the sales force utilized by LICENSEE to sell the Licensed Products. Such approval shall not be unreasonably withheld.

11.  Consultation
     ------------

     LICENSEE agrees to consult with DNS on a regular basis regarding all new styles and designs, manufacturing schedules, distribution schedules, or any other substantive changes, new developments or other matters, which would materially affect the rights, obligations and benefits of either party to this Agreement.

12.  Best Efforts
     ------------

     a. LICENSEE agrees to use its best reasonable efforts to manufacture, distribute and sell Licensed Products under the Licensed Rights in order to meet the demand for the Licensed Products in the marketplace and to uphold, protect and defend the image and reputation of the Licensed Rights. In this regard, and without limitation, LICENSEE agrees to have its line ready to show to DNS by the Show Date, to have started taking orders from customers for all items defined as Licensed Products by the Marketing Date, and to have Licensed Products ready to ship to customers in substantial quantities by the Shipping Date. Furthermore if, at any time after such dates, LICENSEE, for a period of three (3) consecutive months, fails to manufacture, offer to sell, or distribute any of the Licensed Products (or any class or category thereof), DNS, in addition to all of the remedies available to it hereunder, may terminate this Agreement with respect to such Licensed Products.

     b. LICENSEE agrees that it will sell and distribute the Licensed Products in the Territory outright and not on approval, consignment, guaranteed sale or return basis, or as a premium, promotional tie-in, or give-away. LICENSEE further agrees to sell and distribute the Licensed Products only to merchants for sale and distribution directly to the public and only to wholesalers and distributors for sale and distribution to retail stores.

     c. Upon the failure of LICENSEE to manufacture and ship eighty percent (80%) of confirmed, approved orders during the course of any Contract Year, and upon thirty (30) days' written notice from DNS to LICENSEE, DNS may demand of LICENSEE, in writing, an amount equal to the Combined Rate percentage as applied to all such unfilled, confirmed orders, and LICENSEE agrees to pay the same.

     d. DNS and LICENSEE agree that maintenance of the good name and reputation of the trademark BODY GLOVE and the HAND DESIGN, and the timely performance of LICENSEE's obligations under this Agreement are of utmost importance. Accordingly, notwithstanding the provisions of this Agreement and in lieu of all other remedies available to DNS under this Agreement or applicable law, should DNS conclude that LICENSEE has defaulted in the performance of its obligations under this Agreement, including but not limited to (i) the failure to manufacture or cause to be manufactured the Licensed Products in a timely fashion; (ii) the failure to distribute or cause to be distributed the Licensed Products in a timely fashion, or; (iii) the failure to deliver or to cause to be delivered the Licensed Products in accordance with purchase orders in a timely fashion, cause a party other than Licensee (including DNS) to perform the acts otherwise required of LICENSEE under this Agreement for such period or periods and in such volume as DNS deems necessary.

13.  Insurance
     ---------

     a. LICENSEE agrees to obtain and keep in full force and effect, during the term of this Agreement, at its sole cost and expense, policies of insurance insuring against those risks customarily insured under comprehensive general liability policies, including, but not limited to, "product liability" and "completed operations." Such policies of insurance shall have endorsements or coverage with combined single limits of not less than Three Million Dollars ($3,000,000) and shall name DNS as an additional insured thereunder. Such insurance policies shall provide that they cannot be canceled without thirty
(30) days' prior written notice to DNS. It is also agreed that the "other insurance" clause, if any, will be deleted from such policy, that the insurance under such policy shall be primary, and that other insurance in force is neither primary nor contributing.

     b. LICENSEE shall provide to DNS, within thirty (30) days of the effective date of this Agreement, a certificate showing proof that such policies of insurance are in effect. In no event shall LICENSEE manufacture, offer for sale, sell, advertise, promote, ship and/or distribute the Licensed Products prior to the receipt by DNS of such certificates of insurance.

     c. LICENSEE agrees to give DNS thirty (30) days' prior written notice of any reduction in limits or termination of such policies of insurance, or of any intention on the part of LICENSEE not to pay the premiums thereof.


14.  Use and Display of the Marks
     ----------------------------

     a. LICENSEE agrees and acknowledges that the presentation and image of the Licensed Rights should be uniform and consistent with respect to all products bearing the Licensed Rights, including Licensed Products. Accordingly, LICENSEE agrees to use the Licensed Rights solely in the manner which DNS shall, from time to time, specify. Labels bearing the Licensed Rights and the required legal notices must be permanently affixed to the Licensed Products manufactured, distributed and/or sold by LICENSEE.

     b. LICENSEE agrees to use, in connection with Licensed Products, only labels which are provided by or approved in writing by DNS. With respect to the use by LICENSEE of other forms of identification for the Licensed Rights, including, but not limited to, tags, signs, banners, stationery, order forms and business cards, LICENSEE agrees to obtain the prior written approval of DNS. It is expressly agreed that LICENSEE shall not have the right to use the Licensed Rights as a trade name, company name, trade style, fictitious name or d.b.a., or any portion thereof.

     c. LICENSEE will submit to DNS, for its prior written approval, any trademark, service mark or name which is to be used in connection with the Licensed Rights, and DNS shall have the right to refuse to permit the use of any such marks or names.

     d. All Licensed Products manufactured, distributed or sold by LICENSEE shall state that the Licensed Rights are owned by DNS of Hermosa Beach, California. LICENSEE agrees to use the following form of such notice which DNS may change from time to time, in its sole discretion:



                          Copyright  19__ Body Glove
                              All Rights Reserved
                 BODY GLOVE and the HAND DESIGN are trademarks
                     of Dive N' Surf, Inc., Hermosa Beach,
                              California, U.S.A.

     e. LICENSEE agrees to use the proper trademark and copyright notices in connection with the Licensed Rights and any associated copyrightable works, which notices DNS shall from time to time specify. Such notices shall appear in the screen for any screen-printed design, in the neck label or waist label of any Licensed Products, in the salvage of any fabric, or on any label or tag affixed to the Licensed Products.

15.  Ownership of the Marks and Copyrights
     -------------------------------------

     a. LICENSEE acknowledges that the Licensed Rights are owned solely and exclusively by DNS.

     b. LICENSEE agrees that nothing contained in this Agreement shall give to LICENSEE any right, title or interest in the Licensed Rights, that such Licensed Rights are the sole and exclusive property of DNS and that all such uses by LICENSEE of the Licensed Rights shall inure only to the benefit of DNS.

     c. Although such use is unauthorized as set forth above, LICENSEE agrees that any unauthorized use of the Licensed Rights as a trade name, service mark, business name, trade style, fictitious business name or d.b.a. shall also inure to the benefit of DNS, and that such use by LICENSEE shall not give to LICENSEE any right, title or interest in the Licensed Rights.

     d. LICENSEE agrees that it will not seek or obtain any registration of the Licensed Rights in any name or participate directly or indirectly in such registration without DNS's prior written permission. Subject solely to the rights and interest granted herein, LICENSEE further agrees and acknowledges that, if it has obtained or obtains in the future, in any country, any right, title or interest in the Licensed Rights, or in any marks which are confusingly similar to the Licensed Rights, or in any other trademark or service mark owned by DNS, that LICENSEE has acted or will act as an agent and for the benefit of DNS for the limited purpose of obtaining such registrations and assigning them to DNS. LICENSEE further agrees to execute any and all instruments deemed by DNS and/or its attorneys or representatives to be necessary to transfer such right, title or interest to DNS.

     e. LICENSEE agrees not to take any action challenging or opposing, or to raise or cause to be raised, either during the term of this Agreement or after its termination, on any grounds whatsoever, any questions concerning, or objections to, the validity of the Licensed Rights or DNS's rights therein, or any other trademarks or service marks owned by DNS.

     f. LICENSEE agrees to assist DNS in obtaining any registration for the Licensed Rights by providing, without limitation, information and samples regarding the Licensed Rights; provided, however, the failure to obtain such registrations shall not affect the validity of this Agreement.

16.  Nontransferability of Rights
     ----------------------------

     LICENSEE shall not grant, assign, sublicense or otherwise convey or transfer any rights inuring to LICENSEE or any obligation or duties owed by LICENSEE to DNS under this Agreement, without the prior written consent of DNS and any attempted transfer or assignment shall be null and void. DNS, however, may assign or transfer any and/or all of its rights or obligations under this Agreement without prior notice to, or approval of, LICENSEE.

17.  Independent Contractor
     ----------------------

     The parties hereby agree that LICENSEE is and shall be an independent contractor and that no agency (except for that provided for in Paragraph 15.d), joint venture or partnership is created by this Agreement. The legal relationship of any person or entity performing services for LICENSEE shall be one solely between said parties. LICENSEE shall incur no obligation in the name of DNS without the prior written consent of DNS.

18.  Indemnification
     ---------------

     a. LICENSEE will indemnify, defend and hold DNS and its directors, officers, agents and employees harmless from any and all liabilities, claims, obligations, suits, judgments and expenses whatsoever, including court costs and attorneys' fees, which DNS may incur or which may be asserted against DNS, and which arise or occur with respect to the operation of LICENSEE's business as it relates to this Agreement. Such indemnity shall extend to all Licensed Products, notwithstanding the approval of samples thereof by DNS, and to any and all liabilities and claims incurred after the termination of this Agreement but which are based on acts or events of which proximate cause arose during this Agreement. DNS shall have the right to defend any such action or proceeding with attorneys of its own selection.

     b. DNS will indemnify, defend and hold LICENSEE and its directors, officers, agents and employees harmless from any and all liabilities, claims, obligations, suits judgments and expenses whatsoever, including court costs and attorneys' fees, which LICENSEE may incur or which may be asserted against LICENSEE which arise or occur with respect to DNS' own acts or omissions. DNS shall not be held liable or obligated to indemnify LICENSEE for any liabilities, claims, etc. caused by any third party including other DNS Licensees.

19.  Breach and Cure
     ---------------

     Except where the notice requirement is specifically waived, and in the event of any breach of this Agreement, the party alleging such breach shall give written notice of the breach to the breaching party and, except as otherwise specifically set forth in this Agreement, shall specify a reasonable period of time within which the breaching party is to cure the breach. For purposes of payments due under Paragraph 8 above, five (5) days shall be deemed a reasonable time to cure any breach thereof. In the event that a noticed breach, if required, has not been cured within the specified period, the non-breaching party may terminate this Agreement upon written notice to the breaching party. Termination shall be effective upon receipt of the written notice.


20.  Termination
     -----------

     a. Upon termination of this Agreement, for any reason, all rights of LICENSEE to use the Licensed Rights shall forthwith cease, and LICENSEE shall immediately:

          (i) Cease the manufacture, sale, and distribution of the Licensed Products except in accordance with this Paragraph;

          (ii)   Cease all use of the Licensed Rights;

          (iii) Delete any reference to the Licensed Rights from any advertising, promotional, or directory materials, including any reference to having been previously a licensee of DNS under the Licensed Rights;

          (iv) Deliver all packaging, labels, tags and other materials and property (other than actual Licensed Products) relating to this Agreement to DNS for destruction or disposal as DNS shall elect; and

          (v) Within seven (7) days of termination, furnish DNS with a full and complete statement setting forth (a) the inventory of Licensed Products manufactured or in the process of manufacture, including the wholesale price thereof, (b) the number of orders received, accepted, and approved, which orders shall be irrevocably assigned to DNS, (c) production and distribution schedules, and (d) advertising and promotional schedules.

     b. DNS shall have the option to purchase any portion of the inventory of Licensed Products at cost.

     c. Should DNS not exercise said option to purchase the inventory or any portion thereof, LICENSEE shall be entitled to sell any portion for which said option has not been exercised, on a nonexclusive basis, for a period of ninety
(90) days from the date of termination, such sales to be governed by the terms of this Agreement. After expiration of said ninety (90) day period, LICENSEE shall completely remove the Licensed Rights from any products not sold or distributed before the expiration of said ninety (90) day period.

     d. If permitted under any applicable laws, including U.S. bankruptcy laws, DNS may terminate this Agreement immediately upon (i) the insolvency of LICENSEE; (ii) the filing of a voluntary petition in bankruptcy by LICENSEE:
(iii) the filing of an involuntary petition in bankruptcy against LICENSEE that is not dismissed within thirty (30) days from date of filing; (iv) the appointment of a receiver or trustee for LICENSEE, provided that such appointment is not vacated within thirty (30) days from the date of such appointment; (v) the execution by LICENSEE of an assignment for the benefit of creditors; or (vi) the attachment, execution or other judicial seizure of substantially all of the assets of LICENSEE where such seizure is not discharged within thirty (30) days thereof.

     e. The termination of this Agreement, for any reason whatsoever, shall not relieve LICENSEE of any duties and obligations contained herein, including, but not limited to, the obligation to pay royalties, advertising fees, furnish royalty statements, etc; nor shall termination extinguish any rights of DNS necessary to ensure an expeditious conclusion of this Agreement, including, without limitation, the right to inspect the books, records, and facilities of LICENSEE, and the right to obtain prior written consents.

     f. LICENSEE acknowledges that, if this Agreement is terminated by reason of LICENSEE's material breach, incalculable damage will result to the image, reputation and goodwill associated with the Licensed Rights because of the inability of DNS to meet the demand for the Licensed Products in the marketplace. In addition, in the event of such termination, the parties acknowledge that DNS will lose revenues and incur expenses in locating another licensee and in assisting in bringing the Licensed Products to market. Therefore, in the event of termination of this Agreement, for cause, LICENSEE agrees to pay to DNS, within thirty (30) days of the date of such termination, in addition to all other payments previously made and those due at the time of termination, liquidated damages in the amount an amount equal to the Minimum Annual Combined Payment for the Contract Year in which such termination occurs. The parties hereby agree that these amounts comprise a reasonable estimate of the damages that DNS would suffer as a result of such termination for cause, that the amount of actual damages would be impossible or extremely difficult to calculate, and that these liquidated damages are not in the nature of a penalty. DNS may apply all or any portion of LICENSEE's deposit as set forth in Paragraph 6 above in full or partial payment of such liquidated damages.

     g. DNS shall be entitled to negotiate for and conclude a licensing agreement with a third party for the Licensed Products within 180 days prior to the expiration of this Agreement, provided that, and except as provided in Paragraph 12.e. above, the proposed new licensee does not distribute any Licensed Products within the Territory prior to the expiration hereof. It is acknowledged by DNS and LICENSEE that such new licensee shall have the right to attend tradeshows, advertise, take orders for licensed products, and otherwise sell Licensed Products within the Territory prior to the expiration of this Agreement.

21.  Equitable Relief
     ----------------

     a. LICENSEE acknowledges that there will be no adequate remedy at law for its failure to comply with the terms hereof, including its obligation to cease the manufacture, sale, advertisement, promotion, or distribution of the Licensed Products upon termination.

     b. Accordingly, in the event LICENSEE fails to comply with the terms of this Agreement, LICENSEE acknowledges and agrees that DNS shall have the right to have any breach of this Agreement remedied by equitable relief by way of a temporary restraining order, preliminary injunction, permanent injunction, and such other alternative relief as may be appropriate without the necessity of DNS posting any bond or proving any damages.

22.  Legal Actions
     -------------

     a. LICENSEE agrees to cooperate with and assist DNS in protecting and defending the Licensed Rights, and shall promptly notify DNS in writing of any infringements, claims or actions by others in derogation of the Licensed Rights; provided, however, that DNS shall have the sole right to determine whether any action shall be taken on account of such infringement, claims or actions. LICENSEE shall not take any action on account of any such infringement, claim or action without the prior written consent of DNS. In the event DNS grants written permission to LICENSEE to take action on account of any such infringement, claim or action, LICENSEE shall bear all costs and expense related thereto.

     b. In the event DNS initiates any legal proceedings on account of any infringements, claims or actions by others in derogation of the Licensed Rights (including, without limitation, unfair competition or other actions which inhibit the ability of DNS and/or LICENSEE to advertise, promote or sell the Licensed Products under the Licensed Rights), LICENSEE agrees to cooperate with and assist DNS to the extent reasonably necessary to protect the Licensed Rights, including, but not limited to, being joined as a necessary or desirable party to such proceedings.

     c. In the event DNS determines that it is not in the best interest of DNS and LICENSEE to initiate any legal proceedings on account of any such infringements, claims or actions, or in the event DNS settles or resolves any such proceedings which may be initiated, LICENSEE shall have no claim against DNS for damages or otherwise, nor shall the same affect the validity or enforceability of this Agreement.

23.  Notice
     ------

     All notices, approvals, consents, requests, demands or other communication to be given to either party shall be in writing, by certified mail, return receipt requested, or by other means where receipt is acknowledged, and shall be effective on the date of receipt thereof. If undeliverable, or if receipt is not acknowledged, such communication shall be effective on the date mailed or sent. Such communication shall be addressed to LICENSEE and DNS at their respective addresses set forth in the preamble above, or at any other address that each party shall provide to the other in writing.


24.  Governing Law and Resolution of Disputes
     ----------------------------------------

     a. This Agreement shall be construed in accordance with the laws of the State of California, U.S.A., and the parties agree that it is executed and delivered in the State of California. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the parties agree that such action will be brought in the Los Angeles or Orange County Superior Court or in the U.S. District Court for the Central District of California, and the parties hereby submit to the jurisdiction of said courts.

     b. However, in order to expedite the resolution of legal disputes, DNS may, at its sole option, elect to have this Agreement construed in accordance with the laws and regulations of the Territory or any portion thereof, and/or may elect to have such disputes arising in connection with this Agreement finally settled under the Rules of

Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules, whose decision shall be binding on the parties. DNS shall have the right to select, in its sole discretion, the place of arbitration.

     c. In any dispute between the parties, the prevailing party shall be entitled to recover its reasonable costs and fees, including attorneys' fees, from the non-prevailing party.

25.  Binding Effect
     --------------

     This Agreement shall be binding on the parties, their affiliated companies, successors and assigns (if any), and they each warrant that the undersigned are authorized to execute this Agreement on behalf of their respective parties.
This Agreement is also binding upon the officers, directors, agents, employees and shareholders of the parties, and any other person acting in concert with them.

26.  Manufacture of Licensed Products by Others
     ------------------------------------------

     LICENSEE represents that any third party manufacturers, sub-contractors, etc., shall operate their facilities in a manner that complies with all State and Federal labor and business codes.

27.  Security Interest
     -----------------

     a. In order to induce DNS to enter into this Agreement and to secure the complete and timely performance of LICENSEE's obligations hereunder, LICENSEE hereby grants to DNS a security interest in the license granted under this Agreement.

28.  General Provisions
     ------------------

     a. No waiver or modification of any of the terms or provisions of this Agreement shall be valid unless contained in a single written document signed by both parties. No course of conduct or dealing between the parties shall act as a waiver of any provision of this Agreement.

     b. This Agreement, including Schedules A through H attached hereto, contains the entire understanding of the parties, and there are no representations, warranties, promises or undertakings other than those contained herein. This Agreement supersedes and cancels all previous agreements between the parties hereto.

     c. In the event any legal action becomes necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled, in addition to its court costs or arbitration fees, to such reasonable attorneys' fees as shall be fixed by a court of competent jurisdiction or by an arbitrator(s).

     d. This Agreement, its terms, conditions and provisions, and the trade secrets, confidential information and property of DNS are confidential and shall not be disclosed by LICENSEE to any other person or entity without the prior written consent of DNS.

     e. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only, and shall not affect the construction or interpretation of its provisions.

     f. If any provision of this Agreement should be held to be void or unenforceable, such provision will be treated as severable, leaving valid the remainder of this Agreement.

     g. Wherever necessary to carry out the intent of the parties, certain provisions of this Agreement, including, without limitations, Paragraphs 3, 9, 15, 18, 20 and 21 shall survive the expiration or termination of this Agreement and shall continue in full force and effect.

     h. The parties agree to execute promptly any documents necessary to effectuate the purpose and intent of this Agreement. LICENSEE further represents and warrants that entering into this Agreement does not violate any agreements, rights or obligations existing between LICENSEE and any other entity.

     i. The parties represent and warrant that they have made no agreements that are inconsistent with this Agreement or that would prevent them from entering into this Agreement. The parties further represent and warrant that entering into this Agreement does not violate any agreements, rights or obligations existing between them and any other entity.

     IN WITNESS WHEREOF, the parties agree that this Agreement shall take effect as of the date first written above.


                                            DIVE N' SURF, INC.


Dated: ________________________             By:
                                               ---------------------------
                                                   Russell F. Lesser
                                                   President


Dated: ________________________             By:
                                               ---------------------------
                                                   Randy Meistrell
                                                   Vice President

                                            LICENSEE

Dated: _______________________              By:
                                               ---------------------------
                                                   Guy Anthome
                                                   Chairman and CEO

                                   SCHEDULES
                                   ---------

A:      Marks:  BODY GLOVE AND THE HAND DESIGN

B:      Territory:  USA, including its territories and possessions

C:      Licensed Products:

                   Men's Sportswear including:
                               (1)   Walkshorts
                               (2) Knit tops (with the exception of screen printed t-shirts, tank tops and fleece)
                               (3)   Woven shirts
                               (4)   Pants

                   Boy's Sportswear including all 8 to 20 and 4 to 7 apparel with the exception of swimwear.

D:      Show Date:  September 1, 1996.

E:      Marketing Date:  September 1, 1996.

F:      Shipping Date:  January 1, 1997.

G:      Effective Date:  July 1, 1996.


        Duration/Contract Years:

        Contract Years        Beginning               Ending
        --------------        ---------               ------
             1                7/1/96                  12/31/97
             2                1/1/98                  12/31/98
             3                1/1/99                  12/31/99
             4                1/1/00                  12/31/00
             5                1/1/01                  12/31/01
             6                1/1/02                  12/31/02

        Option Period         1/1/03                  12/31/07
        -------------

H:      Deposit, Combined Rate, Fees, Minimum Performance Levels

        Deposit:    $5,000.00

        Combined Rate:                   Men's Apparel         Boy's Apparel
                 Royalty Rate                  6%                    5%
                 Advertising Fee               2%                    2%

                 Trade Show Fee                1%*                   1%*

                 Combined Rate:                9%*                   8%*

     In addition, a one time fee of $30,000.00 for brand advertising shall be paid one half on or before June 30, 1997 and the other half on or before December 31, 1997.


     Minimum Performance Levels (U.S. Dollars):

                                                     Minimum        Minimum
     Contract         Minimum         Combined        Annual        Monthly/
       Year          Shipments          Rate         Payment        Payment
- - ------------------------------------------------------------------------------
        1                 0            varies            0               0
        2             $  500,000       varies         $ 40,000       $ 3,333
        3             $1,000,000       varies         $ 80,000       $ 6,667
        4             $1,500,000       varies         $120,000       $10,000
        5             $2,000,000       varies         $160,000       $13,333
        6             $2,500,000       varies         $200,000       $16,667

     Option
     Period

                   75% of shipments in 6th contract year